Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Incentive Plan, as amended, the 2021 Stock Incentive Plan, and the 2021 Employee Stock Purchase Plan of Decibel Therapeutics, Inc. of our report dated December 11, 2020 (except for Note 17(h) and (i), as to which the date is February 8, 2021), with respect to the consolidated financial statements of Decibel Therapeutics, Inc. included in the Registration Statement (Form S-1 No. 333-252347) and related Prospectus of Decibel Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 19, 2021